Articles of association of
Shanghai Qige Power Technology Co., LTD

In accordance with the Company Law of the People's Republic of China (hereinafter referred to as the Company Law) and other relevant laws and administrative regulations, Shanghai Qige Power Technology Co., LTD. (hereinafter referred to as the "Company") is established and formulated by Yunke Jingrong Information Technology Co., LTD.

Chapter 1 Name and domicile of the company

Article 1 Company name: Shanghai Qige Power Technology Co., LTD

Article 2 Address: Room 104, floor 1, Building B, Building 1, No. 3500 xiupu Road, Pudong New Area, Shanghai

Chapter II Business Scope of the Company

Article 3 Business scope of the company: engaged in technology development, technology service, technology transfer and technology consultation in the fields of power technology and electromechanical technology; Information system integration service; Installation and maintenance of mechanical and electrical equipment; Wholesale and retail of mechanical equipment, mechanical and electrical equipment, automatic control equipment, instruments and meters, electronic products, automobile spare parts; Software development; Data processing and storage support services; Business information consulting; Software sales; Computer hardware and software and auxiliary equipment sales; Software outsourcing services; Office equipment leasing; Computer software and hardware and auxiliary equipment leasing. [For projects subject to approval according to law, business activities can only be carried out with the approval of relevant departments.]

Where the business scope of a company is subject to approval prior to registration as prescribed by laws, administrative regulations or decisions of The State Council, it shall be reported to relevant state departments for approval prior to application for registration.

Chapter III Registered capital of the company

Article 4 The registered capital of the company: RMB 5 million

Total investment: RMB 5 million

Chapter IV Name, method of capital contribution, amount and time of capital contribution of each Shareholder

Article 5 Name of Shareholder: Yunke Jingrong Information Technology Co., LTD. (

Capital contribution: RMB 5 million Capital contribution: Overseas RMB

Time of capital contribution: After the company is established before August 9, 2036, the certificate of capital contribution shall be issued to the shareholders.

Chapter V The organization of the company, its formation method, functions and powers, and rules of procedure

Article 6 The company does not have a shareholders' meeting, and the shareholders shall exercise the following functions and powers;

(I) deciding on the company's business policy and investment plan;

(2) appoint and replace the executive director, the supervisor who is not the employee representative, and decide on the relevant executive director

Remuneration of the supervisors and supervisors;

(3) deciding on the appointment or dismissal of the manager of the company and his remuneration;

(4) Examining and approving the report of the Executive director:

(5) Examining and approving the reports of the company's supervisors;

(6) To examine and approve the company's annual financial budget plan and final account plan;

(7) examining and approving the company's profit distribution plans and plans for making up losses;

(8) making decisions on the increase or decrease of the company's registered capital;

(9) to decide on the issuance of company bonds;

(10) making decisions on merger, division, dissolution, liquidation or change of company form;

(11) Amending the articles of association;

(12) to adopt resolutions to provide security for the shareholders or actual controllers of the company. The matters listed in the preceding paragraph

When a shareholder makes a decision, it shall be made in writing and kept by the company after being signed by the shareholder.

Article 7 Where the company invests in other enterprises or provides guarantee for others, the decision shall be made by the executive director.

Article 8 The company shall have no board of directors but one executive director appointed by the shareholder for a term of three years. An executive director may be re-elected upon expiration of his term of office.

Article 9 The executive director shall be responsible to the shareholders and exercise the following authorities:

(1) reporting work to shareholders;

(2) Implementing the decisions of shareholders;

(3) Deciding on the company's business plan and investment plan;

(4) Preparing the company's annual financial budget plan and final account plan;

(5) to formulate profit distribution plans and plans for compensating losses of the company;

(6) formulating plans for increasing or decreasing the registered capital of the company and issuing corporate bonds;

(7) drawing up plans for merger, division, dissolution or change of company form;

(8) Deciding on the establishment of the company's internal management structure;

(9) to decide on the appointment or dismissal of deputy managers and financial officers and their remuneration upon the recommendation of the manager;

(x) To formulate the basic management system of the company.

Article 10 Decisions made by the executive director on matters listed in the

preceding paragraph shall be made in writing and kept by the Company after being signed by the executive Director.

Article 11 The company does not have a board of supervisors. There is one supervisor appointed by the shareholder. The supervisor's term of office is three years.

If a supervisor fails to be reelected in time upon expiration of his/her term of office, the original supervisor shall continue to perform his/her duties in accordance with laws, administrative regulations and the company's articles of association before the newly elected supervisor takes office.

No executive director or senior manager may concurrently serve as a supervisor.

Article 12 The supervisors of the company shall exercise the following functions and powers:

(I) Examining the financial affairs of the company;

(2) To supervise the acts of the executive director and senior management personnel in performing their duties of the company, and to suggest the removal of the executive director and senior management personnel who violate laws, administrative regulations, the articles of association or the decisions of the shareholders;

(3) Require the executive director or senior management to make corrections when their behavior damages the interests of the company;

(4) to make proposals to shareholders;

(5) to institute legal proceedings against the executive directors and senior management personnel;

(6) Other functions and powers prescribed in the articles of association.

Decisions on matters listed in the preceding paragraph shall be made in writing and kept in the company after being signed by the supervisor.

Article 13 The supervisor may raise questions or make suggestions on matters decided by the executive director. If the supervisor finds any abnormality in the company's operation, he may make an investigation; If necessary, accounting firms may be hired to assist them in their work, and the expenses shall be borne by the company.

Article 14 The expenses necessary for the supervisors to exercise their functions and powers shall be borne by the company.

Chapter VI Legal representative of the Company

Article 15 The executive director shall be the legal representative of the company.

Chapter VII Obligations of executive directors, supervisors and senior managers

Article 16 Senior management personnel refer to the general manager, deputy general manager and responsible person of finance of the company.

Article 17 The executive directors, supervisors and senior managers shall abide by laws, administrative rules and regulations and the articles of association of the company, and shall bear the duty of loyalty and good faith to the company. They shall not take advantage of their authority to accept bribes or other illegal income, and shall not misappropriate the property of the company.

Article 18 The executive directors and senior managers shall not commit any of the following acts:

(1) Misappropriating funds of the company;

(2) opening and depositing company funds in his own name or in the name of any other individual;

(3) in violation of the articles of association, lend company funds to others without authorization or provide security for others with company property;

(4) entering into contracts or conducting transactions with the company in violation of the articles of association or without the consent of the shareholders;

(5) without the consent of the shareholder, seeking business opportunities of the company for himself or another person by taking advantage of his position, or operating business of the same kind of company for himself or another person;

(6) accepting as his own the commission generated from transactions between others and the company;

(7) Disclosing company secrets without authorization;

(8) other acts in violation of the duty of loyalty to the company.

Article 19 Where an executive director, supervisor or senior manager violates laws, administrative regulations or the articles of association while performing his duties and causes losses to the company, he shall be liable for compensation.

Chapter VIII System of finance, accounting, profit distribution and Labor and Employment

Article 20 The company shall establish its own financial and accounting systems in accordance with laws, administrative regulations and the provisions of the competent department of finance under The State Council, and shall prepare financial and accounting reports at the end of each fiscal year, and entrust an accounting firm recognized by the state to audit and issue written reports.

Article 21 Profit distribution of the company shall be carried out in accordance with the Company Law, relevant laws and regulations and the provisions of the financial authority under The State Council.

Article 22 The appointment or dismissal of the accounting firm undertaking the company's audit business shall be decided by the executive director.

Article 23 The labor and employment system shall be implemented in accordance with national laws and regulations and relevant provisions of the labor department under The State Council.

Chapter IX Causes for dissolution of the company and measures for liquidation

Article 24 The business term of the Company shall be 20 years, counting from the date when the Business License for Enterprise Legal Person is issued.

Article 25 A company may be dissolved under any of the following circumstances:

(I) The term of operation of the Company expires;

(2) the shareholders decide to dissolve the company;

(3) dissolution is necessary due to merger or division of the company;

(4) its business license is revoked according to law, or it is closed down or revoked;

Upon expiration of the company's business term, the company may continue to exist by amending its articles of association.

Article 26 When the company is dissolved as stipulated in Item (1), item (2) and Item (4) of article 25 of the Articles of Association, a liquidation group shall be set up to liquidate the company in accordance with the Company Law. The liquidation

group shall, within 10 days from the date of its establishment, apply to the registration authority for the record of its members and the person in charge and notify creditors, and shall make a public announcement in a newspaper within 60 days. After the liquidation, the liquidation team shall prepare a liquidation report and submit it to the shareholders or the people's court for confirmation, and submit it to the company registration authority to apply for cancellation of company registration and announce the termination of the company.

Article 27 The liquidation group shall be composed of shareholders, and the specific members shall be determined by shareholders.

Chapter X Other matters deemed necessary by shareholders

Article 28 In case of any discrepancy between the articles of association and the provisions of laws, regulations and rules, the provisions of laws, regulations and rules shall prevail.

Article 29 The registered items of a company shall be subject to those approved by the company registration authority. Where the company amending the articles of association according to needs without involving any change in the registered items, the company shall submit the amended articles of association to the company registration authority for record; Where any change of registered items is involved, such change shall be registered with the company registration authority at the same time.

Article 30 The Articles of Association is made in duplicate, the company keeps one copy, and submits one copy to the company registration authority for record.

Signature of shareholder (seal of legal person shareholder)

Yang Hengfei

November 17, 2021